                                                                     Exhibit 23


                       CONSENT OF INDEPENDENT AUDITORS



Board of Directors
Forest Oil Corporation:

We consent to the incorporation by reference in the Registration Statement (No. 33-59504) on Form S-8 of Forest Oil Corporation - Retirement Savings Plan of Forest Oil Corporation of our report dated April 24, 1998, relating to the statements of net assets available for plan benefits of the Retirement Savings Plan of Forest Oil Corporation as of December 31, 1997 and 1996 and the related statements of changes in net assets available for plan benefits for the years then ended and related schedules for the year ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 11-K of the Retirement Savings Plan of Forest Oil Corporation.




                                          KPMG PEAT MARWICK LLP


Denver, Colorado
June 26, 1998